Luxfer Announces Appointment of Sylvia A. Stein to Board of Directors MILWAUKEE, Wisconsin, June 30, 2022 – (BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced the appointment of Sylvia A. Stein to the Company’s Board of Directors, effective August 1, 2022. Upon joining the Board, Ms. Stein will serve on the Nominating and Governance Committee and the Audit Committee. With the addition of Ms. Stein, Luxfer’s Board of Directors is comprised of six members. “We are pleased to welcome Sylvia to our Board,” said Patrick Mullen, Luxfer’s Board Chair. “Sylvia’s extensive background in advising global public companies, particularly in matters related to business strategy, sustainability, regulatory compliance, mergers and acquisitions, and talent management, will bolster our Board’s capabilities. Borrowing from her experience at other manufacturing companies, Sylvia’s unique perspective will reinforce our efforts to drive growth and increase value for Luxfer shareholders.” Ms. Stein is the Vice President, General Counsel, Corporate Secretary, and Chief Compliance Officer of Modine Manufacturing Company (NYSE: MOD), a global provider of thermal management systems and components. Ms. Stein joined Modine in January 2018 as Vice President, General Counsel, and Corporate Secretary, and she was named Chief Compliance Officer in February 2020. In her current role, she leads the company’s global legal, compliance, and intellectual property functions; provides strategic governance and legal advice to Modine’s Board of Directors and business units; and serves as a key advisor to the company’s CEO and executive management team. With more than twenty years of in-house legal experience, Ms. Stein brings valuable insight to Luxfer’s Board, including her involvement in developing and executing growth-driven business strategy and pragmatic risk management procedures. Before joining Modine, Ms. Stein served as Associate General Counsel, Marketing & Regulatory, at Kraft Heinz Food Company (NASDAQ: KHC), a global food and beverage manufacturer, which she joined in 2001. Earlier in her career, Ms. Stein was a member of the complex commercial litigation practice at Latham & Watkins, LLP in Chicago, Illinois. Prior to that, she served as a federal judicial law clerk. Ms. Stein holds a Bachelor’s degree in Economics from Northwestern University and a Juris Doctor from the University of Michigan Law School. She presently serves on the Board of

Directors and Governance Committee of Just the Beginning – A Pipeline Organization, a non- profit organization dedicated to developing interest in the law among young persons from underrepresented ethnic backgrounds, and is Vice President of the Board of the Westside Justice Center, a charitable organization providing legal aid to the Chicago community. About Luxfer Holdings PLC Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com. Luxfer is listed on the New York Stock Exchange and its ordinary shares are traded under the symbol LXFR. Contact Information Michael Gaiden Investor Relations +1 (414) 982-1663 investor.relations@luxfer.com